Exhibit 10.2

THIRD AMENDMENT TO
LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (the “Third Amendment”) is made as of this 4th day of March, 2020, by and among:

 SANTANDER BANK, N.A., a national bank having a place of business at 28 State Street, Boston, Massachusetts 02109 (the “Lender”);

JANEL GROUP, INC., a New York corporation (“Janel”), and HONOR WORLDWIDE LOGISTICS LLC, a Texas limited liability company (“Honor WW”, and together with Janel, individually and collectively, and jointly and severally referred to herein as “Borrower”); and

JANEL CORPORATION, a Nevada corporation (“Parent”), as a Loan Party Obligor.

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, Janel, the Parent, certain other Subsidiaries of the Parent, and the Lender entered into that certain Loan and Security Agreement dated as of October 17, 2017, as amended pursuant to that certain Limited Waiver, Joinder and First Amendment to Loan and Security Agreement, dated as of March 21, 2018, and that certain Limited Waiver, Joinder and Second Amendment to Loan and Security Agreement, dated as of November 20, 2018 (together with any further modifications, amendments, and restatements thereof, the “Agreement”);

WHEREAS, the Loan Parties have requested that the Lender modify and amend, certain terms and conditions of the Agreement; and

WHEREAS, the Lender has agreed to modify and amend, certain terms and conditions of the Agreement, all as provided for herein.

NOW, THEREFORE, it is hereby agreed among the parties hereto as follows:

1.	Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Agreement.

2.	Amendments to Agreement.

a.	Section 2.6 of the Agreement (LIBOR Option) is hereby amended by adding the following as a new subparagraph (f):

“(f) If the Lender determines (which determination shall be conclusive absent manifest error), from time to time, that (A) adequate and reasonable means do not exist for ascertaining the LIBOR Rate and the Daily One Month LIBOR, including, without limitation, because the Reuters Screen LIBOR01 page (or any successor page) is not available or published on a current basis and such circumstances are unlikely to be temporary; or (B) the administrator of the Reuters Screen LIBOR01 page (or any successor page) or a public statement has been made identifying a specific date after which the LIBOR Rate, the Daily One Month LIBOR or the Reuters Screen LIBOR01 page (or any successor page) shall no longer be made available or used for determining the interest rates for loans, then the Lender may, in the exercise of its good faith discretion, designate in writing a substitute index, and modify the spread above or below such newly designated index (which designation and modification shall be conclusive absent manifest error), in order to equate the effective interest rate of the Loans to the LIBOR Rate and the Daily One Month LIBOR based interest rate in effect immediately prior to such designation taking effect, and such substitute index and spread shall take effect (a) for any fixed rate LIBOR Rate tranche then in effect, at the end of such LIBOR Rate tranche and (b) for any Daily One Month LIBOR Rate Loan, on the date set forth in such designation which is at least five (5) Business Days after the date of such designation, and shall thereafter be treated as LIBOR Rate and the Daily One Month LIBOR, respectively, or all purposes of the Loan Documents.  Notwithstanding the foregoing, if the interest rate for any Interest Period or the Daily One Month LIBOR determined pursuant to the foregoing provisions is less than .75%, then the LIBOR Rate for such interest period and the Daily One Month LIBOR shall be .75%.”

b.	The following is hereby added as new Section 2.9 to the Agreement:

“2.9       Base Rate Related Election.   For purposes of Section 2.1 and Base Rate Loans, Borrower shall have the option (the “Base Rate Option”) to utilize either clause (i) or clause (ii) of the definition of Base Rate.   Commencing with Third Amendment Effective Date, unless the Base Rate Option is exercised, clause (ii) of  such  definition  shall  apply.   Once exercised, the applicable clause in the definition of Base Rate shall continue to apply until the Base Rate Option is next exercised.  The Base Rate Option only may be exercised by Borrower once per calendar quarter, and the exercise of such option shall be effective on the Business Day Lender has received from Borrower a written notice evidencing its election of either of the foregoing options.”

c.	Schedule A (Description of Terms) is hereby amended as follows:

i.	Row 2(a) (Base Rate Loans) is hereby restated in its entirety as follows:

(a) Base Rate Loans:	Base Rate (for avoidance of doubt, the applicable margin is found in the definition of “Base Rate”).

ii.	Row 4 (Maturity Date), is hereby amended by deleting the reference to “October 17, 2020” and substituting “October 17, 2022” in its stead.

d.	Schedule B (Definitions) is hereby amended as follows:

i.	The definition of “Base Rate” is hereby restated in its entirety as follows:

““Base Rate” means, for any date of determination, the rate of interest equal to, pursuant to Section 2.9 hereof, either (i) per annum from time to time published in the money rates section of the Wall Street Journal as the “prime rate” then in effect plus the Base Rate Margin ( provided that, if such rate of interest becomes unavailable for any reason, the “Base Rate” for purposes of this clause (i) means the rate of interest per annum announced by Santander Bank, N.A. from time to time as its “prime rate” (such rate is a reference rate only and Santander bank, N.A. may make loans or other extensions of credit at, above or below it), and (ii) the Daily One Month LIBOR plus the LIBOR Rate Margin. Any change in the “prime rate” shall take effect at the opening of business on the effective date of the relevant change.”

ii.	The definition of “Debt Service Coverage Ratio” is hereby restated in its entirety as follows:

““Debt Service Coverage Ratio” means, for the applicable period, for the Loan Parties and their Subsidiaries on a consolidated basis, the ratio of (i) EBITDA minus Cash Taxes minus distributions and dividends paid minus unfinanced Capital Expenditures to (ii) CMLTD plus Interest Expense paid.  Notwithstanding the foregoing subclause (i), the Specified 2020 Distributions will not be included in the total of distributions and dividends paid for purposes of (x) the calculation set forth in subclause (i) for any Covenant Compliance Period during Fiscal Year 2020, or (y) for the avoidance of doubt, evidencing compliance with clause (b) in the definition of Specified 2020 Distributions Conditions.”

iii.	The definition of “Debt Service Coverage Ratio (Borrower Group)” is hereby restated in its entirety as follows:

‘“Debt Service Coverage Ratio (Borrower Group)” means, for the applicable period, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (i) EBITDA minus Cash Taxes minus distributions and dividends paid minus unfinanced Capital Expenditures to (ii) CMLTD plus Interest Expense paid.  Notwithstanding the foregoing subclause (i), the Specified 2020 Distributions will not be included in the total of distributions and dividends paid for purposes of (x) the calculation set forth in subclause (i) for any Covenant Compliance Period during Fiscal Year 2020, or (y) for the avoidance of doubt, evidencing compliance with clause (b) in the definition of Specified 2020 Distributions Conditions.”

iv.	The definition of “EBITDA” is hereby restated in its entirety as follows:

““EBITDA” means, for the applicable period, as applicable pursuant to this Agreement, (1) the Parent and its Subsidiaries on a consolidated basis, and (2) the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Net Income plus (b) Interest Expense deducted in the calculation of such Net Income plus (c) taxes on income, whether paid, payable or accrued, deducted in the calculation of such Net Income plus (d) depreciation expense deducted in the calculation of such Net Income plus (e) amortization expense deducted in the calculation of such Net Income plus (f) to the extent not capitalized, closing costs and expenses incurred in connection with this Agreement plus (g) stock based compensation expense that is non-cash deducted in the calculation of such Net Income; plus (g) the M&A Addback in an amount not to exceed $500,000.”

v.	The definition of “LIBOR Rate Margin” is hereby restated in its entirety as follows:

““LIBOR Rate Margin” means 2.25%.”

vi.	The definition of “Permitted Dividends” is hereby restated in its entirety as follows:

““Permitted Dividends” means (i) dividends payable solely in capital stock or other equity interests of such Loan Party and dividends and distributions to Borrower; (ii) dividends or distributions to Parent to permit Parent to pay federal, state and local income taxes then due and owing by Parent; and (iii) in addition to the dividends and distributions permitted by clause (ii) above, (x) dividends or distributions by Borrower to Parent so long as the Dividend Payment Conditions are satisfied, and (y) the Specified 2020 Distributions so long as the Specified 2020 Distributions Conditions are satisfied.”

vii.	By inserting the following new definitions in their correct alphabetical order:

A)	““Base Rate Option” has the meaning set forth in Section 2.9.”

B)
““Daily One Month LIBOR” means, for any date of determination, the rate per annum for United States dollar deposits with a maturity of one (1) month as reported on Reuters Screen LIBOR01 (or any successor page) at approximately 11:00 am London time on such date of determination or, if such day is not a London business day, then on the immediately preceding London business day.  When interest or any fee hereunder is determined in relation to Daily One Month LIBOR, each change in such interest rate or fee shall become effective each Business Day that Lender determines that Daily One Month LIBOR has changed. Notwithstanding the foregoing, if the interest rate determined pursuant to the foregoing provisions is less than .75%, then the Daily One Month LIBOR shall be .75%.”

C)
“”M&A Addback” mean the fees and expenses actually incurred and paid by (i) Loan Parties and their Subsidiaries, and (ii) Borrower and its Subsidiaries, respectively, in connection with acquisitions of assets or equity interests of any Person. Upon the Lender’s request, Loan Parties shall provide the Lender with reasonable documentation to evidence the foregoing.”

D)
“” Specified 2020 Distributions” means dividends or distributions on any Loan Party’s stock or other equity in an aggregate amount not to exceed $500,000 for the Loan Parties’ fiscal year ending September 30, 2020.”

E)
“” Specified 2020 Distributions Conditions” means, at the date of determination with respect to any specified payment contemplated by Section 5.27(i), that (a) no Default or Event of Default shall exist immediately before and after giving effect to such payment, (b) the Loan Party Obligors shall be in compliance with the financial covenants set forth in Section 5.28 both before and after (calculated on a pro forma basis after giving to such transaction), (c) Excess Availability (i) for each of the thirty (30) days immediately preceding the payment of such distribution, and (ii) immediately following such transaction (calculated on a pro forma basis after giving effect to such transaction), is not less than $1,000,000, (d) Borrower shall have provided Lender with evidence, reasonably satisfactory to Lender, that that all accounts payable are being paid in the ordinary course of Borrower’s business,  and (e) prior to making such payment, Administrative Borrower shall certify to the Lender in writing that the foregoing conditions have and will be satisfied after the making of such payment.”

F)	““Third Amendment” means that certain Third Amendment to Loan and Security Agreement dated as of the Third Amendment Effective Date by and among the Lender and the Borrowers and the Parent.”

G)	““Third Amendment Effective Date” means March 4, 2020.”

e.	Schedule D (Fees) is hereby amended as follows:

i.	Subparagraph (b) (Collateral Monitoring Fee) is hereby restated in its entirety as follows:

“(b)       Collateral Monitoring Fee.  A monthly collateral monitoring fee of $500 per month until the Termination Date (the “Collateral Monitoring Fee”), which shall be due and payable monthly in arrears on the first day of each month, commencing on March 1, 2020”.

f.	The Disclosure Schedule is hereby amended and restated as set forth on the Disclosure Schedule attached hereto.

3.
Acknowledgement of Mergers of Certain Borrowers.  The Loan Parties hereby warrant and represent to the Lender that prior to the Third Amendment Effective Date (i) each of (a) Global Trading Resources, Inc., and (b) the Janel Group of Georgia Inc., have merged with Janel, with the surviving company being Janel (the “Janel Merger”) and that HWL Brokerage LLC has merged with Honor WW, the surviving company being Honor WW (the “Honor Merger”, and together with the Janel Merger, collectively, the “Mergers”), as permitted by Section 5.27(a)(i) of the Agreement, (ii) such Mergers have been completed in compliance with all applicable laws, and (iii) the Loan Parties have provided the Lender with true and complete copies of the documents evidencing such mergers, including such documents filed with the applicable Governmental Authorities.

4.
Ratification of Loan Documents/Waiver.  Except as provided for herein, all terms and conditions of the Agreement or the other Loan Documents remain in full force and effect.  Each Loan Party Obligor each hereby ratifies, confirms, and reaffirms all representations, warranties, and covenants contained therein and acknowledges and agrees that the Obligations, as amended hereby, are and continue to be secured by the Collateral.  Each Loan Party Obligor acknowledges and agrees that each such Loan Party Obligor does not have any offsets, defenses, or counterclaims against the Lender arising out of the Agreement or the other Loan Documents, and to the extent that any such offsets, defenses, or counterclaims arising out of the Agreement or the other Loan Documents may exist, each such Loan Party Obligor hereby WAIVES and RELEASES the Lender therefrom.

5.	Conditions to Effectiveness. This Third Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Lender:

a.	This Third Amendment shall have been duly executed and delivered by the respective parties hereto and, shall be in full force and effect and shall be in form and substance satisfactory to the Lender.

b.	Loan Party Obligors shall have executed and delivered such documents and agreements set forth on the Closing Checklist as required by Lender.

c.	The Borrower shall have paid to the Lender all other fees and expenses then due and owing pursuant to the Agreement and this Third Amendment.

d.	No Default or Event of Default shall exist.

6.	Miscellaneous.

a.
This Third Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

b.	The provisions of Section 10.15 (Governing Law) and 10.16 (Consent to Jurisdiction; Waiver of Jury Trial) are specifically incorporated herein by reference.

c.
This Third Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby.  No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

d.
Any determination that any provision of this Third Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Third Amendment.

e.
The Borrower shall pay on demand all costs and expenses of the Lender, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution and delivery of this Third Amendment.

f.
The Loan Party Obligors each warrants and represents that such Person has consulted with independent legal counsel of such Person’s selection in connection with this Third Amendment and is not relying on any representations or warranties of the Lender or its counsel in entering into this Third Amendment.

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IN WITNESS WHEREOF, the parties have hereunto caused this Third Amendment to be executed and their seals to be hereto affixed as of the date first above written.

LENDER

Witnessed by:	SANTANDER BANK, N.A.

/s/ Michael Jantzer	By:	/s/ John P. Nuzzo
Print Name: Michael Jantzer	Name: John P. Nuzzo
Its: Senior Vice President

/s/ Pierre Desbiens	By:	/s/
Print Name: Pierre Desbiens	Name:
Its:

BORROWER

Witnessed by:	JANEL GROUP, INC., a New York corporation

/s/ Brendan J. Killackey	By:	/s/ Dominique Schulte
Print Name: Brendan J. Killackey	Name: Dominique Schulte
Its: Vice President

Print Name:

Witnessed by:	HONOR WORLDWIDE LOGISTICS LLC, a Texas limited liability company

/s/ Brendan J. Killackey	By:	/s/ Dominique Schulte
Print Name: Brendan J. Killackey	Name: Dominique Schulte
Its: Vice President

LOAN PARTY OBLIGOR

Witnessed by:	JANEL CORPORATION, a Nevada corporation

/s/ Brendan J. Killackey	By:	/s/ Dominique Schulte
Print Name: Brendan J. Killackey	Name: Dominique Schulte
Its: President and CEO

[Signature Page to Third Amendment to Loan and Security Agreement]

Disclosure Schedule

(see attached)